EXHIBIT 10.18


October 29, 1998


Mr. Steven M. Samowich
5 Brimstone Lane
Acton, MA  01720

Dear Steve:

We are pleased to that you will be joining Infodata Systems Inc. as President and Chief Executive Officer effective November 3, 1998. In this position, you will report to the Board of Directors and its Chairman, Richard T. Bueschel. You will perform such duties as are consistent with these titles, and any other duties reasonably assigned by the board. You will also be appointed to serve on the Board of Directors.

As the Company's Chief Executive Officer, your annual base salary will be $251,400 per year, payable biweekly. You will participate in an annual incentive bonus plan of forty percent (40%) of base salary with no cap (with a guaranteed minimum of $45,000 for 1999). This bonus will be based upon mutually agreed performance achievements against both personal management objectives (20%) for the year and selected company financial performance measures (80%). If you exceed the financial measures your bonus will be increased more than proportionally. We will agree on these measures during your first sixty days of employment. In recognition of your leadership at Infodata, you will be awarded options to acquire 220,000 shares of Infodata stock at a price of $3.00 per share, which will vest to you as follows:
      12.5% six months from the start of your employment, and 6.25% every three months thereafter.
This vesting is contingent on your continued employment on those respective dates.

The level of your salary will be reviewed annually by the Board. You will, of course, be eligible to participate in the Company's Stock Option grant program going forward. The amounts of any such future grants are subject to the approval of the Board of Directors. In addition, you will receive a $31,923 hiring bonus. We will also pay $25,000 toward the expenses incidental to the sale of your house and $5,000 of your moving expenses.

You will be entitled to three weeks of vacation annually and will participate in the Company's benefit plans available to our other senior executives, including health insurance, 401(k) plan, and other programs. Infodata will provide you with a life insurance policy with a death benefit of $1,000,000, long-term disability insurance that pays a benefit of $10,000 per month tax-free and will pay for an annual medical examination.

It is understood that your employment at Infodata is terminable-at-will and is not for any definite term. However, Infodata agrees that in the event that your employment is terminated by the Company, other than for cause, you will continue to be paid your base salary for a period of twelve months. A termination for cause will be defined as a termination by the Company of your employment due to (a) the failure or refusal of the Employee to follow the lawful directives of the Board or designee (except due to sickness, injury, or disabilities), which directives are substantially consistent with Employee's employment responsibilities hereunder, (b) gross inattention to duty, (c) willful, reckless, or grossly negligent act (or omission to act) by Employee, in connection with the performance of his duties, including failure to follow the policies and procedures of the Company, (d) a material breach of this Agreement by Employee, or (e) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company.

Please confirm your acceptance of this offer and its terms by signing below and returning a signed copy of this agreement to me.

As I am sure you already know from the time we have been together, we are excited about your coming to Infodata and leading the next steps in our growth and business performance. On behalf of our entire board, we look forward to working together in the years ahead. I will plan on seeing you on Wednesday, November 4, 1998. I have changed the all-hands meeting to a reception at 4:00pm for you to meet the employees in an informal setting.

 Sincerely


 /s/RICHARD T. BUESCHE
 ----------------------
 Richard T. Bueschel
 Chairman of the Board,
 Infodata Systems Inc.


                                                         Accepted:

                                                         /s/STEVEN M. SAMOWICH
                                                         ---------------------
                                                         Steven M. Samowich